Exhibit 5.1

Julie E. Kamps, Esq.

Kamps Legal, P.C.

Managing Shareholder

19200 Von Karman Ave.

4th, 5th, and 6th Floors

Irvine, California 92612

Office: (949) 990-4870

Fax: (949) 522-7912

October 15, 2025

ProPhase Labs, Inc.

626 RXR Plaza, 6th Floor

Uniondale, New York 11556

Re: Registration Statement on Form S-3 (File No. 333-283182); Legality of Securities

Ladies and Gentlemen:

We have acted as counsel to ProPhase Labs, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale from time to time by the Company of up to $3,980,873 shares (the “Shares”) of common stock, par value $0.0005 per share, pursuant to pursuant to that certain At-the-Market Offering Sales Agreement dated as of October 9, 2025 (the “Sales Agreement”), by and between the Company and WestPark Capital, Inc. (the “Sales Agent”). The shares will be offered and sold pursuant to the prospectus supplement dated October 15, 2025 (the “Prospectus Supplement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”), supplementing the prospectus dated November 20, 2024 (the “Base Prospectus”), that forms part of the Company’s shelf registration statement of Form S-3 (File No. 333-283182) (the “Registration Statement”).

As counsel for the Company, in rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), resolutions of the Company’s Board of Directors authorizing the Sales Agreement and the issuance and sale of the Shares, and such other corporate records, certificates, and documents as we have deemed necessary or appropriate for the purpose of this opinion.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Based upon the foregoing and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when (i) issued and sold in the manner described in the Registration Statement, the prospectus contained therein, or any supplement or amendment thereto (including the prospectus supplement describing at the market offerings or the issuance or pledge of shares as collateral for loan or credit facilities) and (ii) delivered against payment of the consideration therefor or upon valid issuance as collateral for a binding loan or credit facility as contemplated by any such prospectus supplement, will be validly issued, fully paid, and non-assessable.

We confirm that our opinion herein applies equally to any Shares issued by the Company under the Registration Statement and the applicable prospectus supplement that are delivered as collateral to one or more lenders or counterparties in connection with any loan or credit facility, provided such issuance and pledge is effected in the manner and for the consideration described in the prospectus supplement and the terms of the applicable loan or credit agreement. In such case, the Shares so issued and pledged as collateral will be duly authorized, validly issued, fully paid, and non-assessable.

We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America that, in our experience, are normally applicable to transactions of the type contemplated by the Sales Agreement. This opinion is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may occur after the date hereof. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sales of the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Prospectus Supplement and to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

By:	/s/ Kamps Legal, P.C.
KAMPS LEGAL, P.C.